Exhibit 99.1

Demand Media Reports Fourth Quarter and Fiscal 2013 Results

•                 Q4 Revenue ex-TAC Declines 3% Year-over-Year and 2013 Revenue ex-TAC Increases 5% Year-over-Year

•                 Q4 and 2013 Registrar Revenue Increases 12% and 10% Year-over-Year, Respectively

•                 Signed 14 New gTLD Registry Operator Agreements to Date

•                 Q4 and 2013 Free Cash Flow of $8.3 Million and $44.4 Million, Respectively

SANTA MONICA, CA – February 25, 2014 - Demand Media, Inc. (NYSE: DMD), a leading digital content & media and domain name services company, today reported financial results for the fourth quarter and fiscal year ended December 31, 2013.

“The fourth quarter was highlighted by solid performance from Society6, Content Solutions and our registrar business, offset by continued declines in the Company’s core eHow business. Additionally, we have made steady progress against key initiatives, such as product improvements on Society6 and relaunching the Livestrong.com website, while continuing to prepare for our upcoming spin-off of Rightside Group,” said Shawn Colo, Interim CEO of Demand Media. “I continue to be excited about long-term strategic opportunities within our large and growing markets.”

Financial Summary

In millions, except per share amounts

	Three months ended			Year ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Total Revenue	$96.7	$103.1	(6%)	$394.6	$380.6	4%

Content & Media Revenue ex-TAC(1)	$55.4	$62.3	(11%)	$230.4	$227.0	1%
Registrar Revenue	38.6	34.5	12%	148.2	134.2	10%
Total Revenue ex-TAC(1)	$94.0	$96.8	(3%)	$378.6	$361.2	5%

Income (loss) from Operations	$(11.3)	$6.1	NA	$(18.5)	$8.7	NA
Adjusted EBITDA(1)	$18.0	$29.4	(39%)	$88.4	$103.4	(15%)
Net income (loss)	$(11.5)	$4.7	NA	$(20.2)	$6.2	NA
Adjusted net income(1)	$3.0	$10.8	(72%)	$23.2	$34.3	(32%)

EPS – diluted	$(0.13)	$0.05	NA	$(0.23)	$0.07	NA
Adjusted EPS - diluted(1)	$0.03	$0.12	(75%)	$0.26	$0.39	(33%)

Cash Flow from Operations	$9.7	$26.0	(63%)	$76.2	$91.0	(16%)
Free Cash Flow(1)	$8.3	$17.1	(51%)	$44.4	$62.3	(29%)

(1)         These non-GAAP financial measures are described below and reconciled to their comparable GAAP measures in the accompanying tables.

Q4 2013 Financial Summary:

•                  Total revenue ex-TAC declined 3% year-over-year, with 12% year-over-year growth in Registrar revenue offset by an 11% decline in Content & Media revenue ex-TAC.  Excluding the acquisitions of Society6 and Name.com, total revenue ex-TAC decreased 15%.

•                  Registrar revenue grew 12% year-over-year, primarily due to the addition of Name.com, which was acquired at the end of Q4 2012. Excluding the acquisition of Name.com, Registrar revenue increased 2%.

•                  Owned & Operated revenue decline of 5% was driven primarily by reductions in search engine referral traffic, offset by revenue of $8.4 million from Society6, which was acquired at the end of Q2 2013. Excluding the acquisition of Society6, Owned & Operated revenue decreased 23%.

•                  Network revenue ex-TAC declined 31% due primarily to $3.5 million less revenue from the Company’s YouTube Channels as well as declines in the Company’s Social Media and Network Monetization businesses, offset partially by growth in Content Solutions.

•                  Adjusted EBITDA decreased 39% year-over-year, primarily reflecting the negative impact from search engine referral traffic on high-margin revenues and a mix shift to lower margin commerce and Registrar revenue.

“We generated over $8 million of free cash flow in the fourth quarter and over $44 million for the year,” said Demand Media’s CFO Mel Tang.  “We will continue to invest our free cash flow into our strategic content, commerce and new gTLD initiatives.”

Business Highlights:

Content & Media:

•                  January 2014 US and Worldwide comScore Rankings:

•                  On a consolidated basis, Demand Media ranked as the #19 US web property and Demand Media’s properties reached more than 88 million unique users worldwide.

•                  eHow.com ranked as the #27 website in the US and reached more than 50 million unique users worldwide.

•                  Livestrong /eHow Health ranked as the #3 Health property in the US, with more than 20 million unique users worldwide.

•                  Cracked ranked as the #5 Humor property in the US, with more than 8 million unique users worldwide.

•                  In Q4 2013, our Content Solutions business, which delivers custom and hosted content marketing services to partners, grew revenue ex-TAC 50% year-over-year to $2.8 million.

•                  During Q4 2013, Society6 had a record $8.4 million of revenue and its sales on Cyber Monday increased 73% year-over-year. Society6 also expanded its product line-up to include mugs, baby onesies, kids T-shirts and a calendar created in collaboration with the artist community.

Domain Name Services:

•                  Launched our back-end registry platform in Q4 2013, powering the launch for over 60 new gTLDs and over 150,000 domain registrations to date.

•                  Signed our first registry operator agreements with ICANN in Q4 2013, and have signed 14 agreements to date, including .dance, .democrat, .immobilien and .ninja, which are currently in their ‘sunrise’ launch phase.

•                  Our registry entered into its first agreements with registrars to distribute our owned gTLDs, with over 40 signed to date.

•                  Our eNom and Name.com registrar channels signed agreements with new registry operators to distribute new gTLDs and have launched over 80 new gTLDs to date.

Operating Metrics:

	Three months ended December 31,			Year ended December 31,
	2013	2012	% Change	2013	2012	% Change
Content & Media Metrics:
Owned and operated websites
Page views(1) (in millions)	4,054	3,354	21%	16,348	13,192	24%
RPM(2)	$11.38	$14.55	(22)%	$11.96	$13.53	(12)%

Network of customer websites
Page views(1)(in millions)	2,245	4,530	(50)%	16,793	18,989	(12)%
RPM(2)	$5.30	$4.38	21%	$3.03	$3.58	(15)%
RPM ex-TAC(3)	$4.12	$2.98	38%	$2.08	$2.55	(18)%

Registrar Metrics:
End of Period # of Domains(4) (in millions)	15.0	13.7	9%	15.0	13.7	9%
Average Revenue per Domain(5)	$10.47	$10.09	4%	$10.36	$10.19	2%

(1)         Page views represent the total number of web pages viewed across (a) our owned and operated websites and/or (b) our network of customer websites, to the extent that the viewed customer web pages host the Company’s monetization, social media and/or content services.

(2)         RPM is defined as Content & Media revenue per one thousand page views.

(3)         RPM ex-TAC is defined as Content & Media revenue ex-TAC per one thousand page views.

(4)        A domain is defined as an individual domain name registered by a third-party customer on our platform for which we have begun to recognize revenue.

(5)         Average revenue per domain is calculated by dividing Registrar revenue for a period by the average number of domains registered in that period.  Average revenue per domain for partial year periods is annualized.

Q4 2013 Operating Metrics:

•                  Owned & Operated page views increased 21% year-over-year to 4.1 billion, driven primarily by mobile page view growth on our core Owned & Operated sites, which more than offset significant declines in search engine referral traffic.  Owned & Operated RPM decreased 22% year-over-year, reflecting the mix shift to lower yielding mobile page views as well as lower direct display advertising, offset partially by increased revenue from Society6.

•                  Revenue per visit to our Owned & Operated Content sites was $0.05, up 25% year-over-year.

•                  Network page views decreased 50% year-over-year to 2.2 billion, reflecting the Company’s decision in Q3 2013 to focus its monetization efforts on its Owned & Operated properties. Additionally, there were lower reported page views from its Pluck customers. Network RPM ex-TAC increased 38% year-over-year, reflecting higher monetization of our Social Media and Monetization page views.

•                  End of period domains increased 9% year-over-year to 15.0 million, driven by the acquisition of Name.com, with average revenue per domain up 4% year-over-year, due to higher average revenue per domain on Name.com.

Business Outlook:

The following forward-looking information includes certain projections made by management as of the date of this press release. The Company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. The factors that may affect results include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other risk factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

Due to the planned separation of the Company’s domain name services business and evolution of its content and media business, the Company is replacing quarterly and annual guidance with a discussion of expected short and long term trends.

In 2014, the Company expects the following:

•                  Slightly declining revenue year-over-year driven by the Company’s shift away from traditional branded display sales and continued declines in eHow coupled with product and ad format changes to improve user experience, offset partially by growth in Society6, Content Solutions and Registrar revenue.

•                  Adjusted EBITDA margins in the mid-teens, reflective of the inclusion of $8-$10 million of annual gTLD operating expenses post the launch of our first gTLDs in February 2014, $10-$15 million of operating expense related to content remediation and infrastructure ramp for Society6 and Content Solutions, and a revenue mix shift to lower margin commerce and domain name services revenue.

•                  Significant free cash flow generation.

Longer term, the Company expects the following:

•                  Demand Media standalone revenue driven by a return to growth in eHow, as well as our growing Content Solutions and commerce businesses contributing a significantly higher percentage of total revenue.

•                  Rightside revenue driven by growth in domain name services revenue from the new gTLD opportunity, partially offset by continued declines in domain parking revenue.

•                  For both businesses, we expect margin expansion and to continue to generate significant free cash flow.

Conference Call and Webcast Information

Demand Media will host a corresponding conference call and live webcast at 5:00 p.m. Eastern time today.  To access the conference call, dial 877.430.7751 and reference conference ID 51526222.  To participate on the live call, analysts should dial-in at least 10 minutes prior to the commencement of the call.  A live webcast also will be available on the Investor Relations section of the Company’s corporate website at http://ir.demandmedia.com and via replay beginning approximately two hours after the completion of the call.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use certain non-GAAP financial measures described below.  The presentation of this additional financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Measures” included at the end of this release.

The non-GAAP financial measures presented in this release are the primary measures used by the Company’s management and board of directors to understand and evaluate its financial performance and operating trends, including period-to-period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA has been the primary measure used by the compensation committee of the Company’s board of directors to establish the funding targets for and fund its annual bonus pool for the Company’s employees and executives. We believe our presented non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses them in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.

Revenue ex-TAC is defined by the Company as GAAP revenue less traffic acquisition costs (TAC). TAC comprises the portion of Content & Media GAAP revenue shared with the Company’s network customers. Management believes that Revenue ex-TAC is a meaningful measure of operating performance because it is frequently used for internal managerial purposes and helps facilitate a more complete period-to-period understanding of factors and trends affecting the Company’s underlying revenue performance of its Content & Media service offering.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) is defined by the Company as net income (loss) before income tax expense, interest and other income (expense), depreciation, amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs, the formation expenses directly related to its gTLD initiative, net gains or losses on withdrawals of interest in gTLD applications, and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, (3) employee severance payments attributable to acquisition or corporate realignment activities and (4) expenditures related to the separation of Demand Media into two distinct publicly traded companies. Management does not consider these expenses to be indicative of the Company’s ongoing operating results or future outlook.

Management believes that this non-GAAP financial measure reflects the Company’s business in a manner that allows for meaningful period-to-period comparisons and analysis of trends. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s underlying recurring revenue and operating costs, which is focused more closely on the current costs necessary to utilize previously acquired long-lived assets. In addition, management believes that it can be useful to exclude certain non-cash charges because the amount of such expenses is the result of long-term investment decisions in previous periods rather than day-to-day operating decisions. For example, due to the long-lived nature of a majority of its media content, the revenue generated by the Company’s media content assets in a given period bears little relationship to the amount of its investment in media content in that same period. Accordingly, management believes that content acquisition costs represent a discretionary long-term capital investment decision undertaken at a point in time. This investment decision is clearly distinguishable from other ongoing business activities, and its discretionary nature and long-term impact differentiate it from specific period transactions, decisions regarding day-to-day operations, and activities that would have an immediate impact on operating or financial performance if materially changed, deferred or terminated.

Adjusted Earnings Per Share (Adjusted EPS) is defined by the Company as Adjusted Net Income divided by the weighted average number of shares outstanding. Adjusted Net Income is defined by the Company as net income (loss) before the effect of stock-based compensation, amortization of intangible assets acquired via business combinations, accelerated amortization of content intangible assets removed from service, acquisition and realignment costs, the formation expenses directly related to its gTLD initiative, net gains or losses on withdrawals of interest in gTLD applications, and any gains or losses on certain asset sales or dispositions, and is calculated using the application of a normalized effective tax rate. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, (3) employee severance payments attributable to acquisition or corporate realignment activities, and (4) expenditures related to the separation of Demand Media into two distinct publicly traded companies. Management does not consider these expenses to be indicative of the Company’s ongoing operating results or future outlook.

Management believes that Adjusted Net Income and Adjusted EPS provide investors with additional useful information to measure the Company’s underlying financial performance, particularly from period to period, because these measures are exclusive of certain non-cash expenses not directly related to the operation of its ongoing business (such as amortization of intangible assets acquired via business combinations, as well as certain other non-cash expenses such as purchase accounting adjustments and stock-based compensation) and include a normalized effective tax rate based on the Company’s statutory tax rate.

Discretionary Free Cash Flow is defined by the Company as net cash provided by operating activities excluding cash outflows from acquisition and realignment activities, including expenditures related to the separation of Demand Media into two distinct publicly traded companies, and the formation expenses directly related to its gTLD initiative, less capital expenditures to acquire property and equipment. Free Cash Flow is defined by the Company as Discretionary Free Cash Flow less investments in intangible assets and is not impacted by net payments for gTLD applications, which were $3.9 million and $18.2 million for the twelve months ended December 31, 2013 and 2012, respectively, or net proceeds from the withdrawal of interest in gTLD applications, which were $5.6 million for the year ended December 31, 2013. Management believes that Discretionary Free Cash Flow and Free Cash Flow provide investors with additional useful information to measure operating liquidity because they reflect the Company’s underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. These measures are used by management, and may also be useful for investors, to assess the Company’s ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, pursuing new business opportunities, potential acquisitions, payment of dividends and share repurchases.

The use of these non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows that affect the Company’s operations. An additional limitation of these non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies may use the same or similarly named measures but exclude different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures within its financial press releases. Non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from the non-GAAP financial information used by other companies, including peer companies, and therefore comparability may be limited. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure. The accompanying tables have more details on the GAAP financial measures and the related reconciliations.

About Demand Media

Demand Media, Inc. (NYSE: DMD) is a leading digital media and domain name services company that informs and entertains one of the internet’s largest audiences, helps advertisers find innovative ways to engage with their customers and enables publishers, individuals and businesses to expand their online presence. Headquartered in Santa Monica, CA, Demand Media has offices in North America, South America and Europe. For more information about Demand Media, please visit www.demandmedia.com.

About Rightside

Rightside™ inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry’s most comprehensive platforms for the discovery, registration, development, and monetization of domain names. This includes 15 million names under management, the most widely used domain name reseller platform, more than 20,000 distribution partners, an award-winning retail registrar, the leading domain name auction service through its NameJet joint venture and an interest in more than 100 new Top Level Domain registry operator agreements or applications through Rightside affiliate, United TLD Holdco Limited, trading as Rightside Registry. Following its planned separation from Demand Media, Rightside will be home to some of the most admired brands in the industry, including eNom, Name.com, and NameJet (in partnership with Web.com). Headquartered in Kirkland, WA, Rightside has offices in North America, Europe and Australia. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties regarding the Company’s future financial performance, and are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Statements containing words such as guidance, may, believe, anticipate, expect, intend, plan, project, projections, business outlook, and estimate or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Potential risks and uncertainties that could affect our operating and financial results are described in our annual report on Form 10-K for the fiscal year ending December 31, 2012 filed with the Securities and Exchange Commission (http://www.sec.gov) on March 5, 2013, as such risks and uncertainties may be updated in our annual and quarterly reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations. These risks and uncertainties include, among others: our ability to complete a separation of our business into two separate public companies and unanticipated developments that may delay or negatively impact such a transaction; the possibility that we may decide not to proceed with the separation of our business as previously announced if we determine that alternative opportunities are more favorable to our stockholders; the impact and possible disruption to our operations from pursuing the separation transaction; the expectation that the separation transaction will be tax-free; revenue and growth expectations for the two independent companies, and the ability of each company to operate as an independent entity, following the separation transaction; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google as well as possible future changes, and the impact such changes may have on page view growth and driving search related traffic to our owned & operated websites and the websites of our network customers; the impact of product and ad format changes to improve user experience; changes in our content creation and distribution platform, including the possible repurposing of content to alternate distribution channels, reduced investments in intangible assets or the sale or removal of content; our ability to successfully grow adjacent lines of business such as commerce and content solutions as part of our growth strategy; the effects of shifting consumption of media content from desktop to mobile; our ability to successfully pursue and implement our gTLD initiative; our dependence on material agreements with a specific business partner for a significant portion of our revenue; changes in amortization or depreciation expense due to a variety of factors; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; and our ability to retain key personnel. From time to time, we may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements.  The Company does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

# # #

(Tables Follow)

Contacts
Investor Contact:	Media Contact:
Tridivesh Kidambi	Jean Lin
Demand Media	Demand Media
(310) 656-6317	(310) 319-6854
Tridivesh.Kidambi@demandmedia.com	Jean.Lin@demandmedia.com

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenue	$96,661	$103,142	$394,598	$380,578
Operating expenses:
Service costs (exclusive of amortization of intangible assets shown separately below) (1) (2)	55,127	48,865	204,763	181,018
Sales and marketing (1) (2)	9,587	12,823	46,445	46,501
Product development (1) (2)	10,920	9,719	44,187	40,708
General and administrative (1) (2)	18,677	16,171	73,277	63,025
Amortization of intangible assets	13,685	9,460	44,409	40,676
Total operating expenses	107,996	97,038	413,081	371,928
Income (loss) from operations	(11,335)	6,104	(18,483)	8,650

Interest income	5	8	21	42
Interest expense	(668)	(157)	(1,642)	(622)
Other income (expense), net	(12)	(34)	(61)	(111)
Gain on sale of assets	1,666	-	4,232	-
Income (loss) before income taxes	(10,344)	5,921	(15,933)	7,959
Income tax expense	(1,177)	(1,172)	(4,241)	(1,783)
Net income (loss)	$(11,521)	$4,749	$(20,174)	$6,176

(1) Stock-based compensation expense included in the line items above:
Service costs	$700	$679	$2,778	$2,820
Sales and marketing	851	1,597	5,328	6,118
Product development	1,084	1,283	5,186	6,452
General and administrative	3,120	3,823	14,092	15,978
Total stock-based compensation expense	$5,755	$7,382	$27,384	$31,368
(2) Depreciation expense included in the line items above:
Service costs	$3,352	$3,663	$14,213	$14,452
Sales and marketing	84	108	379	453
Product development	203	238	865	1,025
General and administrative	1,527	1,025	5,044	3,728
Total depreciation expense	$5,166	$5,034	$20,501	$19,658

Net income (loss) per share – basic	$(0.13)	$0.06	$(0.23)	$0.07
Net income (loss) per share – diluted	$(0.13)	$0.05	$(0.23)	$0.07

Weighted average number of shares - basic	90,310	86,140	88,534	84,553
Weighted average number of shares - diluted	90,310	88,444	88,534	87,237

Demand Media, Inc. and Subsidiaries

 Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$153,511	$102,933
Accounts receivable, net	33,301	45,517
Prepaid expenses and other current assets	7,826	6,041
Deferred registration costs	66,273	57,718
Total current assets	260,911	212,209

Property and equipment, net	42,193	35,467
Intangible assets, net	88,766	91,746
Goodwill	347,382	266,349
Deferred registration costs, less current portion	12,514	11,320
Other long-term assets	25,322	20,906
Total assets	$777,088	$637,997

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,814	$10,471
Accrued expenses and other current liabilities	34,679	40,489
Deferred tax liabilities	22,415	18,892
Current portion of long-term debt	15,000	-
Deferred revenue	84,955	75,142
Total current liabilities	169,863	144,994
Deferred revenue, less current portion	16,929	15,965
Long-term debt	81,250	-
Other liabilities	13,041	4,847
Stockholders’ equity
Common stock and additional paid-in capital	611,039	562,703
Treasury stock	(30,767)	(25,932)
Accumulated other comprehensive income	502	15
Accumulated deficit	(84,769)	(64,595)
Total stockholders’ equity	496,005	472,191
Total liabilities and stockholders’ equity	$777,088	$637,997

Demand Media, Inc. and Subsidiaries

 Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss)	$(11,521)	$4,749	$(20,174)	$6,176
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,851	14,494	64,910	60,334
Stock-based compensation	5,755	7,382	27,384	31,368
Gain on other assets, net	(1,666)	-	(4,232)	-
Other	691	1,134	3,038	1,717
Net change in operating assets and liabilities, net of effect of acquisitions	(2,375)	(1,722)	5,237	(8,612)
Net cash provided by operating activities	9,735	26,037	76,163	90,983

Cash flows from investing activities:
Purchases of property and equipment	(3,986)	(5,283)	(26,746)	(17,708)
Purchases of intangibles	(3,509)	(4,647)	(16,772)	(13,237)
Proceeds from gTLD withdrawals, net	2,740	-	5,616	-
Payments for gTLD applications, net	(3,546)	(16,200)	(3,949)	(18,202)
Cash paid for acquisitions	(397)	-	(73,626)	(17,480)
Change in restricted cash	-	-	-	(855)
Other	473	-	942	-
Net cash used in investing activities	(8,225)	(26,130)	(114,535)	(67,482)
Cash flows from financing activities:
Long-term debt borrowings	50,000	-	120,000	-
Long-term debt repayments	(3,750)	-	(23,750)	-
Debt issuance costs	-	-	(1,936)	(144)
Repurchases of common stock	-	(4,913)	(4,835)	(8,869)
Proceeds from exercises of stock options and contributions to ESPP	253	1,451	4,746	12,467
Net taxes paid on RSUs vesting and options exercised	(834)	(6,151)	(4,575)	(9,496)
Other	(180)	(258)	(620)	(524)
Net cash provided by (used in) financing activities	45,489	(9,871)	89,030	(6,566)

Effect of foreign currency on cash and cash equivalents	(17)	(19)	(80)	(37)

Change in cash and cash equivalents	46,982	(9,983)	50,578	16,898
Cash and cash equivalents, beginning of period	106,529	112,916	102,933	86,035
Cash and cash equivalents, end of period	$153,511	$102,933	$153,511	$102,933

Demand Media, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures
(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenue ex-TAC:
Content & Media revenue	$58,022	$68,633	$246,397	$246,399
Less: traffic acquisition costs (TAC)	(2,644)	(6,332)	(15,989)	(19,441)
Content & Media Revenue ex-TAC	55,378	62,301	230,408	226,958
Registrar revenue	38,639	34,509	148,201	134,179
Total Revenue ex-TAC	$94,017	$96,810	$378,609	$361,137
Adjusted EBITDA:
Net income (loss)	$(11,521)	$4,749	$(20,174)	$6,176
Income tax expense	1,177	1,172	4,241	1,783
Interest and other expense, net	675	183	1,682	691
Gain on gTLD application withdrawals, net(1)	(1,666)	-	(4,232)	-
Depreciation and amortization	18,851	14,494	64,910	60,334
Stock-based compensation	5,755	7,382	27,384	31,368
Acquisition and realignment costs(2)	1,880	314	6,113	446
gTLD expense(3)	2,875	1,061	8,428	2,650
Adjusted EBITDA	$18,026	$29,355	$88,352	$103,448

Discretionary and Total Free Cash Flow:
Net cash provided by operating activities	$9,735	$26,037	$76,163	$90,983
Purchases of property and equipment	(3,986)	(5,283)	(26,746)	(17,708)
Acquisition and realignment cash flows(2)	2,861	25	4,587	25
gTLD expense cash flows(3)	3,239	974	7,152	2,198
Discretionary Free Cash Flow	11,849	21,753	61,156	75,498
Purchases of intangible assets	(3,509)	(4,647)	(16,772)	(13,237)
Free Cash Flow	$8,340	$17,106	$44,384	$62,261

Adjusted Net Income and Adjusted EPS:
Net income (loss)	$(11,521)	$4,749	$(20,174)	$6,176
(a) Stock-based compensation	5,755	7,382	27,384	31,368
(b) Amortization of intangible assets - M&A	3,872	2,572	13,162	10,904
(c) Content intangible assets removed from service	2,387	237	2,453	2,055
(d) Acquisition and realignment costs(2)	1,880	314	6,113	446
(e) Gain on gTLD application withdrawals, net (1)	(1,666)	-	(4,232)	-
(f) gTLD expense(3)	2,875	1,061	8,428	2,650
(g) Income tax effect of items (a) - (f) & application of 38% statutory tax rate to pre-tax income	(632)	(5,473)	(9,962)	(19,262)
Adjusted Net Income	$2,951	$10,842	$23,173	$34,337
Adjusted EPS - diluted	$0.03	$0.12	$0.26	$0.39
Shares used to calculate Adjusted EPS – diluted	90,911	88,444	89,428	87,237

(1) Net gains on withdrawals of interest in gTLD applications, included in gain on other assets, net.

(2) Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments attributable to acquisition or corporate realignment activities and (d) expenditures related to the separation of Demand Media into two distinct publicly traded companies. Management does not consider these costs to be indicative of the Company’s core operating results.

(3) Comprises formation expenses directly related to the Company’s gTLD initiative that did not generate associated revenue in 2013 or 2012.

Demand Media, Inc. and Subsidiaries

Unaudited GAAP Revenue, by Revenue Source
(In thousands)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Content & Media:
Owned and operated websites	$46,127	$48,796	$195,546	$178,511
Network of customer websites	11,895	19,837	50,851	67,888
Total Revenue – Content & Media	58,022	68,633	246,397	246,399
Registrar	38,639	34,509	148,201	134,179
Total Revenue	$96,661	$103,142	$394,598	$380,578

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Content & Media:
Owned and operated websites	48%	48%	49%	47%
Network of customer websites	12%	19%	13%	18%
Total Revenue – Content & Media	60%	67%	62%	65%
Registrar	40%	33%	38%	35%
Total Revenue	100%	100%	100%	100%